UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Columbia Funds Variable Series Trust II

(Name of Registrant As Specified In Its Charter)

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VARIABLE PORTFOLIO – PARTNERS SMALL CAP VALUE FUND

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

290 Congress Street

Boston, MA 02210

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

_____________, 2025

As a shareholder of the Variable Portfolio – Partners Small Cap Value Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II, you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other changes, a change of control of one of the Fund’s subadvisers. This notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action.

Summary of Information Statement

The Information Statement details the change of control of one of the Fund’s subadvisers. At a meeting of the Fund’s Board of Trustees (the “Board”) on March 27, 2025, the Board approved, among other things, a new subadvisory agreement between Columbia Management Investment Advisers, LLC (the “Investment Manager”) and Segall Bryant & Hamill, LLC (“SBH”) (the “Subadvisory Agreement”), subject to the closing of the Transaction (defined below).

On November 24, 2024, CI Financial Corp. (“CI Financial”), the parent company of SBH, entered into a transaction with Mubadala Capital, the alternative asset management arm of Mubadala Investment Company (“Mubadala Capital”), an Abu Dhabi, UAE global sovereign investor, for the acquisition of 100% of CI Financial’s business (the “Transaction”). The Transaction closed on August 12, 2025, which resulted in a change of control of CI Financial under the Investment Company Act of 1940, as amended, and the automatic termination of the previous subadvisory agreement between the Investment Manager and SBH. The new Subadvisory Agreement went into effect on August 12, 2025. The terms of the Subadvisory Agreement are materially identical to the terms of the previous subadvisory agreement between the Investment Manager and SBH, including with respect to the fee rates payable under the Subadvisory Agreement, and there were no changes to the portfolio managers or Fund’s investment strategies as a result of the change of control. William Blair Investment Management, LLC (“William Blair”) continues to serve as a subadviser to the Fund, and there were no changes to the subadvisory agreement between the Investment Manager and William Blair.

The Investment Manager has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Investment Manager, subject to the approval of the Board, to appoint unaffiliated subadvisers by entering into subadvisory agreements with such subadvisers, and to change in material respects the terms of those subadvisory agreements, including the fees paid thereunder, for the Fund without first obtaining shareholder approval, thereby avoiding the expense and delays typically associated with obtaining shareholder approval. Although approval by the Fund’s shareholders of a new agreement or material changes to an existing agreement is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

Accessing Information Statement

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may view and print the full Information Statement on the Fund’s website at https://www.columbiathreadneedleus.com/investor/resources/literature/fund-information-statements/. The Information Statement will be available on the website until at least [_______, 2025]. To view and print the Information Statement, click on the link for the Information Statement. You may request that a paper copy or PDF via email of the Information Statement be sent to you, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling (toll-free) 800-345-6611 by [________, 2026]. If you do not request a paper copy or PDF via email by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent Form N-CSR is available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or calling 800-345-6611.

The Fund will mail only one copy of this notice to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from at least one of the shareholders. If you need additional copies of this notice and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this notice. If in the future you do not want the mailing of notices to be combined with those of other members of your household, or if you have received multiple copies of this notice and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

_________ (__/25)

VARIABLE PORTFOLIO – PARTNERS SMALL CAP VALUE FUND

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

290 Congress Street

Boston, MA 02210

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

An Important Notice Regarding the Internet Availability of Information Statement is being mailed on or about [______, 2025]. This Information Statement is being made available to shareholders of Variable Portfolio – Partners Small Cap Value Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that Columbia Management Investment Advisers, LLC (the “Investment Manager”) received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Investment Manager, subject to certain conditions such as approval by the Fund’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated subadviser (or subadvisers) to manage the Fund.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

The Investment Manager, located at 290 Congress Street, Boston, MA 02210, serves as investment manager to the Fund pursuant to a management agreement (the “Management Agreement”), amended and restated as of April 25, 2016, and most recently renewed at a meeting of the Board on June 26, 2025.

Under the Management Agreement, the Investment Manager, among other duties, monitors the performance of each subadviser on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results. As compensation for its services, the Investment Manager receives a management fee from the Fund and, from this management fee, the Investment Manager pays each subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with the Investment Manager under which a subadviser manages all or a portion of a fund’s investment portfolio, as allocated to a subadviser by the Investment Manager, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of a subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services it receives, provided that the subadviser’s procedures are consistent with the Fund’s and the Investment Manager’s policies.

SEGALL BRYANT & HAMILL, LLC AND THE NEW SUBADVISORY AGREEMENT

At a meeting of the Board on March 27, 2025 (the “March Meeting”), the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved, in accordance with the recommendations of the Investment Manager, a new subadvisory agreement between the Investment Manager and Segall Bryant & Hamill, LLC (“SBH”) (the “Subadvisory Agreement”), subject to the closing of the Transaction (defined below).

On November 24, 2024, CI Financial Corp. (“CI Financial”), the parent company of SBH, entered into a transaction with Mubadala Capital, the alternative asset management arm of Mubadala Investment Company (“Mubadala Capital”), an Abu Dhabi, UAE global sovereign investor, for the acquisition of 100% of CI Financial’s business (the “Transaction”). The Transaction closed on August 12, 2025, which resulted in a change of control of CI Financial under the Investment Company Act of 1940, as amended, and the automatic termination of the previous subadvisory agreement between the Investment Manager and SBH. The new Subadvisory Agreement went into effect on August 12, 2025. The terms of the Subadvisory Agreement are materially identical to the terms of the previous subadvisory agreement between the Investment Manager and SBH, including with respect to the fee rates payable under the Subadvisory Agreement, and there were no changes to the portfolio managers or the investment strategy as a result of the change of control. William Blair Investment Management, LLC (“William Blair”) continues to serve as a subadviser to the Fund, and there were no changes to the subadvisory agreement between the Investment Manager and William Blair.

Management Fees Paid to the Investment Manager and Subadvisory Fees Paid to SBH

Under the Management Agreement, the Fund pays the Investment Manager a management fee as follows:

Variable Portfolio – Partners Small Cap Value Fund
Net Assets	Annual rate at each asset level
First $500 million	0.870%
Next $500 million	0.820%
Next $2 billion	0.770%
Next $9 billion	0.760%
Over $12 billion	0.750%

The table above represents the fee rate payable by the Fund to the Investment Manager, which has not changed as a result of the changes discussed above.

The following table represents the actual fees paid to the Investment Manager and to the subadvisers.

Fees Paid to Investment Manager in Dollars and as a Percentage of Average Daily Net Assets of the Fund(1)(2)		Aggregate Subadvisory Fee Paid by the Investment Manager to SBH and William Blair in Dollars and as a Percentage of Average Daily Net Assets(1)
$4,486,154	0.87%	$2,193,764	0.43%

(1)	All fees are for the fiscal year ended 12/31/2024.

(2)	The Investment Manager uses these fees to pay the subadvisers.

INFORMATION ABOUT SBH

SBH, a wholly-owned subsidiary of CI Financial Corp., is an SEC registered investment adviser established in October 1994 by co-founders Ralph Segall, Alfred Bryant, Jonathan Hamill, and Jeffrey Slepian. SBH provides discretionary and non-discretionary investment management and advisory services of domestic and international equity, domestic fixed income, alternative investments and custom solutions to clients which include but are not limited to individuals, corporations, foundations, endowments, public funds, multi-employer plans through separate accounts, wrap programs, unified managed programs, U.S. registered investment companies and other commingled vehicles. SBH also provides subadvisory services to other registered investment advisers. SBH is located at 10 South Wacker Drive, Suite 3100, Chicago, IL 60606.

As of June 30, 2025, SBH had approximately $29.1 billion in assets under management.

The following table provides information on the principal executive officers and directors of SBH:

Name	Title/Responsibilities	Address
Ralph Marvin Segall	Chief Investment Officer	10 South Wacker Drive, Suite 3100, Chicago, IL 60606
Paul Alan Lythberg	Chief Operations Officer	10 South Wacker Drive, Suite 3100, Chicago, IL 60606
Carolyn B. Goldhaber	President	10 South Wacker Drive, Suite 3100, Chicago, IL 60606
Jasper Robert Frontz	Chief Compliance Officer	200 Clayton St. 3rd Floor, Denver, CO 80206
Joan Washburn	Chief Financial Officer	10 South Wacker Drive, Suite 3100, Chicago, IL 60606

The following table shows other funds with similar investment objectives managed by SBH:

Fund Name	Assets as of June 30, 2025	Advisory/Subadvisory Fee Rate
Segall Bryant & Hamill Small Cap Value Fund	$395,679,140	Advisory Fee: 0.80%

BOARD CONSIDERATION AND APPROVAL OF THE SUBADVISORY AGREEMENT

Columbia Management Investment Advisers, LLC (the “Investment Manager,” and together with its domestic and global affiliates, “Columbia Threadneedle Investments”), a wholly-owned subsidiary of Ameriprise Financial, Inc., serves as the investment manager to Variable Portfolio – Partners Small Cap Value Fund (the “Fund”). On March 27, 2025, the Fund’s Board of Trustees (the “Board”), including a majority of the Board members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940 (the “Independent Trustees”), upon the recommendation of the Investment Manager, unanimously approved a new Subadvisory Agreement (the “Subadvisory Agreement”) between the Investment Manager and Segall Bryant & Hamill, LLC (“SBH”), with respect to the Fund. The Independent Trustees considered that the Subadvisory Agreement would take effect upon the acquisition of SBH’s parent company, CI Financial Corp., by Mubadala Capital (the “Transaction”) which would result in an assignment of the existing subadvisory agreement and would therefore result in the existing agreement’s termination.

At the March meeting, independent legal counsel to the Independent Trustees (“Independent Legal Counsel”) reviewed with the Board the legal standards for consideration by directors/trustees of advisory and subadvisory agreements and referred to the various written materials and oral presentations received by the Board and its Investment Review Committee in connection with the Board’s evaluation of the proposed services of SBH.

The Independent Trustees noted the discussion relating to the renewal and approval of the advisory and subadvisory agreements for the Fund at the Contracts Committee and Board meetings in June 2024 (the “June Meeting”) and, in that connection, the discussion by Independent Legal Counsel of the Board’s responsibilities pursuant to Sections 15(c) and 36(b) of the Investment Company Act of 1940, as amended (the “1940 Act”) and the factors that should be considered in determining whether to approve or renew an investment management agreement and/or subadvisory agreement. Independent Legal Counsel further indicated that the Independent Trustees should take into account the variety of written materials and oral presentations they received in advance of a at the March meeting (including the March Investment Review Committee meetings) as well as all of the information previously considered at the June Meeting regarding the proposed renewal of the Fund’s then-existing advisory and subadvisory agreements.

 The Trustees held discussions with the Investment Manager and reviewed and considered various written materials and oral presentations in connection with the evaluation of SBH’s services, including the reports from management with respect to the fees and terms of the proposed Subadvisory Agreement and SBH’s investment strategy/style and performance and from the Compliance Committee, with respect to the code of ethics and compliance program of SBH. In considering the Subadvisory Agreement, the Board reviewed, among other things:

•	Terms of the Subadvisory Agreement;

•	Subadvisory fees payable by the Investment Manager under the Subadvisory Agreement;

•	Description of the services performed by SBH for the Fund;

•	Information regarding the Transaction and the experience and resources of SBH, including information regarding senior management, portfolio managers, and other personnel;

•	The profitability to the Investment Manager and its affiliates from their relationships with the Fund.

Nature, Extent and Quality of Services

 The Board considered its analysis of the reports and presentations received by it, covering the services performed by SBH as a subadviser for the Fund. The Board considered the Investment Manager’s rationale for recommending the continued retention of SBH, and the process for monitoring SBH’s ongoing performance of services for the Fund. The Independent Trustees considered that no material portfolio management team, investment strategy/process or compliance-related changes were expected to occur as a result of the Transaction. The Independent Trustees considered that SBH had confirmed that there would not be any change to the nature or quality of the services provided as a result of the Transaction. The Independent Trustees noted that the proposed Subadvisory Agreement was substantially identical to the current subadvisory agreement and that no changes to subadvisory fees were proposed. The Independent Trustees also considered the fees and expenses of the Fund, the subadvisory fees paid to SBH and relevant comparisons thereof to those of peers and other Funds.

 After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the expected nature, extent and quality of the services to be provided to the Fund supported the approval of the Subadvisory Agreement.

Investment Performance of SBH

 The Board observed SBH’s performance for the Fund, including results versus the Fund’s benchmark and versus peers over various periods, specifically noting the Investment Manager’s view that it had met expectations.

 After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the performance of SBH, in light of other considerations, supported the approval of the Subadvisory Agreement.

Comparative Fees, Costs of Services Provided and Profitability

 The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that no changes to subadvisory fees were being proposed. The Board considered that the proposed subadvisory fees payable to SBH would be paid by the Investment Manager and would not impact the fees paid by the Fund. The Board observed that the proposed subadvisory fees for SBH were within a reasonable range of subadvisory fees paid by the Investment Manager to the subadvisers of other Funds with similar strategies. The Trustees observed that management fees, which were not proposed to change, remained within the range of other peers and that the Fund’s expense ratio also remained within the range of other peers. The Trustees also took into account the Investment Manager’s view that the transaction would not adversely impact SBH’s ability to provide services to the Fund following the acquisition, including its level of quality and services provided to the Fund.

 Because the Subadvisory Agreement was negotiated at arm’s length by the Investment Manager, which is responsible for payments to SBH thereunder, the Board did not consider the profitability to SBH from its relationship with the Fund.

 After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the proposed level of subadvisory fees, anticipated costs of services provided and the expected profitability to the Investment Manager and its affiliates from their relationships with the Fund supported the approval of the Subadvisory Agreement.

Economies of Scale

 The Board also considered the economies of scale that may be realized by the Investment Manager and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board took into account, in this regard, the significant oversight services provided by the Investment Manager to the Fund. The Board also observed that fees to be paid under the Subadvisory Agreement would not impact fees paid by the Fund (as subadvisory fees are paid by the Investment Manager and not the Fund). The Board observed that the Fund’s management agreement with the Investment Manager continues to provide for sharing of economies of scale as management fees decline as assets increase at pre-established breakpoints.

Conclusion

 The Board reviewed all of the above considerations in reaching its decision to approve the Subadvisory Agreement. In reaching its conclusions, no single factor was determinative.

 On March 27, 2025, after considering the factors described above relating to the Subadvisory Agreement between the Investment Manager and SBH, and taking into account all of the factors considered as part of the approval of the continuance of the current Subadvisory Agreement in June 2024, the Board, including all of the Independent Trustees, approved the proposed Subadvisory Agreement between the Investment Manager and SBH.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, the Investment Manager and certain of its affiliates also receive compensation for providing other services to the Fund.

Administrator

The Investment Manager serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 290 Congress Street, Boston, MA 02210, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 290 Congress Street, Boston, MA 02210, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent Form N-CSR is available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or calling 800.345.6611 or online at columbiathreadneedleus.com/investor.

RECORD OF BENEFICIAL OWNERSHIP

As of July 31, 2025, the Investment Manager, through its affiliated fund-of-funds, and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co. of New York (located at 20 Madison Avenue Extension, Albany, NY 12203), owned 96.05% of the outstanding shares of the Fund.

As of July 31, 2025, Board members and officers of the Fund owned less than 1% of the Fund and each class of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time, and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

HOUSEHOLDING

If you request a mailed copy of this information statement, the Fund will mail only one copy of this information statement to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from one or more of the shareholders. If you need additional copies of this information statement and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this information statement. If in the future you do not want the mailing of information statements to be combined with those of other members of your household, or if you have received multiple copies of this information statement and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the document was delivered.

_________(XX/25)